Exhibit 99.1

Contact:	Bob Puccini
Investor Relations
(720) 895-7787
bob.puccini@arrisi.com

ARRIS Group, Inc. Appoints New Director

Suwanee, GA – July 01, 2013 – ARRIS Group, Inc. (NASDAQ: ARRS) today announced the appointment of Doreen Toben to the Board of Directors of the Company. Ms. Toben most recently served as executive vice president of Verizon Communications, Inc. from February 2009 until her retirement in June 2009. From April, 2002, to February, 2009, she served as the Chief Financial Officer of Verizon responsible for its finance and strategic planning efforts. Prior to April 2002, Ms. Toben was senior vice president and chief financial officer for Verizon’s Telecom Group.

Ms. Toben is a 30-year telecommunications veteran. She began her career at AT&T Corp. and over the years held various of positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984 at Bell Atlantic, Inc.

Ms. Toben is also a member of the board of directors of Fifth & Pacific Companies (formerly Liz Claiborne, Inc.), and The New York Times Company.

For more information on ARRIS, please visit: www.arrisi.com.

About ARRIS

ARRIS is a premier video and broadband technology company that transforms how service providers worldwide deliver entertainment and communications without boundaries. Its powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content. The Company’s vision and expertise continue to drive the industry’s innovations, as they have for more than 60 years. Headquartered north of Atlanta, in Suwanee, Georgia, ARRIS has R&D, sales and support centers throughout the world. Visit www.arrisi.com for more information.

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